EXHIBIT 10.01

NON-COMPETITION AND SEVERANCE AGREEMENT dated November 29, 2011, by and between COLONIAL COMMERCIAL CORP. (“Colonial”) and PETER GASIEWICZ (the “Executive”). The term “Company” as used herein means Colonial and its affiliates, subsidiaries and successors and assigns.

For good and valuable consideration, the Company and the Executive hereby agree as follows:

1.
The Company hereby employs Executive on an at will basis. Each of the Company and the Executive may at any time on 30 days' notice terminate the employment of the Executive for any reason or for no reason. The date on which Executive's employment terminates is the Termination Date. The Executive hereby agrees that he shall also be deemed to have resigned as an Executive, officer, employee and director of the Company effective as of the Termination Date.

2.
The Company shall pay to the Executive twelve monthly payments of $14,583.33 less withholding taxes as severance if and only if the Company terminates the Executive other than for cause (as defined below).  The Company shall pay such severance payments to the Executive on the last date of each month, with the first such payment to commence with the month that immediately follows the month of termination.

3.
No severance payments shall be made in respect of termination by the Executive by reason of his death, resignation or retirement, or by the Company for cause or by the Company on account of disability (each as defined below).

4.
Notwithstanding anything to the contrary herein or in any other agreement or arrangement, the Company shall in no event have any obligation to make any severance or other amounts to the Executive in the event the Executive fails to execute on the Termination Date a general release of all claims in form and substance acceptable to the Company’s counsel (“General Release”).

5.	Definitions

a.	Termination for “cause” means the termination of the Executive upon written notification to the Executive for one or more of the following reasons:

i.	Fraud, misappropriate or embezzlement by the Executive in connection with the Company; or

ii.
Gross neglect of duties which has a detrimental effect on the Company after notice to the Executive of the particular details thereof and a period of thirty (30) days to correct such mismanagement or neglect, if any; or

iii.
Conviction or plea of "no contest" by a court of competent jurisdiction in the United States of a felony or a crime involving moral turpitude, including but not limited to drug abuse, violence and sexual harassment, or

iv.	Willful and unauthorized disclosure of confidential, or proprietary trade secret information of the Company; or

v.
The Executive's breach of any material term or provision of this agreement, after notice to the Executive of the particular details thereof and a period of not less than thirty (30) days thereafter within which to cure such breach, if any.

b.
Termination for “disability” means, the termination of the Executive by the Company on account of the Executive’s inability, by reason of illness or incapacity, to perform the duties required of him, for a period of (i) ninety (90) consecutive days or (ii) for 180 (one hundred eighty) days in any 365 day period.

6.
Non-Disclosure. During and after Executive’s employment, and whether or not employment is terminated for cause, without cause or otherwise, the Executive shall not disclose or furnish to any other person, firm or corporation (the "Entity") except in the course of the performance of his duties hereunder, the following:

a.	any information relating to any process, technique or procedure used by the Company, including, without limitation, computer programs and methods of evaluation and pricing and marketing techniques; or

b.
any information relating to the operations or financial status of the Company, including, without limitation, all financial data and sources of financing, which is not specifically a matter of public record; or

c.	any information of a confidential nature obtained as a result of his prior, present or future relationship with the Company, which is not specifically a matter of public record; or

d.	any trade secrets of the Company; or

e.	the name, address or other information relating to any customer, supplier or debtor of the Company or other persons who have or had a business relationship with the Company.

7.
Non-Competition. The Executive shall not, from the date hereof and until one year following the termination of his employment with the Company for whatever reason, whether with or without cause or otherwise (the "Restricted Period"):

a.
in any manner, directly or indirectly, be interested in, employed by, make any loan, guaranty or other financial accommodation for, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory, brokerage, finder or other capacity for any entity which, directly or indirectly, then competes with the Company anywhere within the Territory (as that term is hereinafter defined); provided, however, that the Executive may invest in any entity which is "publicly held" and files periodic reports under the Securities Act of 1934 so long as the Executive does not own or control securities which constitute more than four percent of the voting rights or equity ownership of such entity. Without limiting the generality of the foregoing, the Executive or any entity shall be deemed to compete with the Company if at any time during the Restricted Period the Executive or such entity engages in any aspect of the business of distributing products or services for heating ventilation and air conditioning ("HVAC") contractors, climate control systems, appliances, or plumbing and electrical fixtures and supplies. The term "products" includes without limitation equipment, controls, parts, and accessories. The term "services" includes without limitation temperature control system design and panel fabrication, technical field support and technical training.

b.	The Executive shall not during the Restricted Period:

i.	in any manner, directly or indirectly, attempt to seek to cause any entity to refrain from dealing or doing business with the Company or assist any entity in doing so or attempting to do so;

ii.	employ or retain any person or entity who or which was an Executive or consultant to the Company at any time during the preceding two years; or

iii.	solicit the business of any person or entity who at any time was a customer or active prospect of the Company.

8.
The “Territory” means Connecticut, Massachusetts, New Jersey, New York, Pennsylvania and Vermont, and any other state or province or similar geographic area in which the Company presently or hereafter owns or rents any place of business or offices.

9.
The Executive shall indefinitely retain in confidence all of the Company’s confidential information. The Executive shall on the Termination Date return to the Company all copies of all of the Company’s confidential information and execute the General Release.

10.
This Agreement and the obligations of Executive to the Company hereunder or otherwise are enforceable by decrees of specific performance as well as such other remedies as are available without the requirement of posting of a bond or other security. If any court of competent jurisdiction determines that the Territory, Restricted Period, the specified business limitation or any other relevant feature of this Agreement is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the Executive.

11.	All time periods in this Agreement shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Agreement.

12.
The Company may forward a copy of this Agreement to such persons or entities as the Company shall deem necessary to protect its interests. The Executive shall from time to time during the Restricted Period on request of the Company promptly advise the Company of all reasonably relevant details with respect to his then employments and retentions, including, without limitation, the names and address of any persons or entities for whom he performs services and the nature of such services.

13.
The Agreement shall be governed by the internal laws of New Jersey and may not be amended, waived or terminated orally, and it shall be binding upon and inure to the benefit of the parties and their respective personal representatives, successors and assigns. The federal and state courts in New Jersey shall have exclusive jurisdiction over all matters related to this Agreement. Trial by jury is waived. Notices must be writing. Service of process may be effected by written notice or as otherwise provided by law.

14.	THE EXECUTIVE HAS HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS LAWYER.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

Colonial Commercial Corp.

By:	/s/William Pagano	/s/Peter Gasiewicz
Name:	William Pagano, Chief Executive Officer	PETER GASIEWICZ